Exhibit 10.4

THIRD AMENDMENT to the EMPLOYMENT AGREEMENT Between RON

BENTSUR and KERYX BIOPHARMACEUTICALS, INC.

This THIRD amendment (the “Third Amendment”) to the EMPLOYMENT AGREEMENT dated September 14, 2009 between RON BENTSUR and KERYX BIOPHARMACEUTICALS, INC., as amended (the “Employment Agreement”), is made, entered into and effective this 30th day of April, 2015, by and between Keryx Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and Ron Bentsur (“Executive”). Capitalized terms used herein and not otherwise defined in the Third Amendment shall have the meaning ascribed to them in the Employment Agreement.

WHEREAS, on the 14th day of September, 2009, the Company and Executive entered into the Employment Agreement effective as of May 20, 2009, which is the date on which Executive was appointed as Chief Executive Officer of the Company; and

WHEREAS, on the 13th day of January, 2012, the Company and Executive entered into a first amendment to the Employment Agreement (the “First Amendment”) effective as of such date; and

WHEREAS, on the 11th day of June, 2013, the Company and Executive entered into a second amendment to the Employment Agreement (the “Second Amendment”) effective as of such date;

WHEREAS, the Company desires to make certain additional modifications to the terms of the Employment Agreement, in accordance with the terms of this Amendment.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 7(c) of the Employment Agreement (“Cause; Resignation Other than for Good Reason”) shall be amended by deleting the third sentence of such Section 7(c) in its entirety and replacing such deleted third sentence with the following sentence:

In addition: (i) in the event that Executive’s employment is terminated for Cause during the Employment Period, any portion of the Stock Option outstanding as of the Date of Termination, whether vested or unvested, and any outstanding Earned Milestone Awards, shall lapse and be forfeited without consideration on the Date of Termination, and any Unearned Milestone Opportunity shall expire without consideration on the Date of Termination; and (ii) in the event that Executive resigns other than for Good Reason, the vested and unvested portions of the Stock Option, any outstanding Earned Milestone Awards, and the Milestone-Based Incentive Awards shall be treated the same as if there occurred an “Expiration of the Employment Period” pursuant to Section 7(d) (i.e., the same terms and conditions described in Section 7(d) shall apply to the vested and unvested portions of the Stock Option, to any outstanding Earned Milestone Awards, and to the Milestone-Based Incentive Awards).

2. Except as modified in this Amendment, the Employment Agreement and all terms, covenants and conditions thereof shall remain in full force and effect.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Ron Bentsur
Ron Bentsur

KERYX BIOPHARMACEUTICALS, INC.

By:	/s/ Gregory P. Madison

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